Exhibit 99.1

Synacor Delivers on First-Quarter 2017 Financial Guidance;

Achieves Milestones on Path to 3/30/300

•	Q1 2017 revenue of $26.5 million in line with guidance range
•	Announces launch of the new ATT.net portal; phased rollout underway
•	Strengthens balance sheet with $20 million through equity offering in April to support sales growth pipeline

BUFFALO, N.Y., May 10, 2017 - Synacor, Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, governments and enterprises, today announced its financial results for the quarter ended March 31, 2017.

“We continue to see strong customer affirmation of Synacor platforms, as we renew and expand key current relationships and win new customers. And I’m pleased to announce that the new ATT.net portal is live and the phased rollout is well underway,” said Synacor CEO Himesh Bhise.

“In April, we strengthened our balance sheet with $20 million in capital from an equity offering in order to execute on our strong growth pipeline. We remain well positioned to deliver on our target of $300 million in revenue and $30 million in adjusted EBITDA in 2019,” said Bhise.

Recent Highlights

•	Launched the new ATT.net portal; phased rollout underway

•	Renewed, extended and expanded the partnership with CenturyLink

•

Added Vodafone Iceland, Credit Guarantee Corporation of India, the Brazilian Ministry of Science and Technology, and the Philippines Department of Health to the growing list of international operator and government email customers

•	Added two Pay TV operators to advanced Cloud-based identity management platform

•	Strengthened balance sheet with $20 million of capital through an equity offering in April to support the Company’s strong growth pipeline

Q1 2017 Financial Results

Revenue: For the first quarter of 2017, revenue was $26.5 million, in line with guidance, a decrease of 12% compared with the first quarter of 2016, primarily due to the anticipated year-over-year decline in desktop search revenue.

Net Income: For the first quarter of 2017, net loss was $6.7 million, compared with net loss of $1.6 million in the first quarter of 2016, reflecting continued customer-driven product development investment. Earnings per share, or EPS, was a loss of $0.21 compared with a loss of $0.05 in the first quarter of 2016.

Adjusted EBITDA: For the first quarter of 2017, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was ($3.3) million in line with guidance compared with $1.5 million for the first quarter of 2016, reflecting customer-driven product development investment.

Cash: The Company ended the first quarter of 2017 with $11.3 million in cash and cash equivalents, compared with $14.3 million at the end of the prior quarter. This excludes the $20 million raised in April from the equity offering, net of underwriting costs and commissions.

Guidance

Based on information available as of May 10, 2017, the Company is providing financial guidance for the second quarter and fiscal 2017 as follows:

•

Q2 2017 Guidance: Revenue for the second quarter of 2017 is projected to be in the range of $28.0 million to $30.0 million. The Company expects to report a net loss of $3.2 million to $5.0 million and adjusted EBITDA of ($1.5) million to $0.0 million, which excludes stock-based compensation expense of $0.7 million to $0.8 million, depreciation and amortization expense of $2.2 million to $2.4 million and tax, interest expense and other income and expense of approximately $0.3 million.

•

Fiscal 2017 Guidance: As announced earlier, revenue for the full year of 2017 is projected to be in the range of $160.0 million to $170.0 million. The Company expects to report a net loss in the range of $2.8 million to $8.0 million and adjusted EBITDA in the range of $6.0 million to $10.0 million, which excludes stock-based compensation expense of $2.8 million to $3.2 million, depreciation and amortization expense of $8.8 million to $9.6 million, and tax, interest expense and other income and expense of $1.2 million.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the first quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (877) 201-0168, with conference ID 7708585, or callers outside the U.S. may dial (647) 788-4901. Following completion of the call, a recorded webcast replay will be available on Synacor's website. To listen to the telephone replay, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 7708585.

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management. www.synacor.com

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, its expectations related to the AT&T contract, its second-quarter, full-year and three-year guidance, the statements and quotations from management and Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-K filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company's website at http://investor.synacor.com. All information provided in this release and in the attachments is available as of May 10, 2017 and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

David Calusdian, President

Sharon Merrill Associates

ir@synacor.com

(617) 542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$11,261	$14,315
Accounts receivable, net	17,235	27,386
Prepaid expenses and other current assets	5,117	4,862
Total current assets	33,613	46,563
Property and equipment, net	14,895	14,406
Goodwill	15,944	15,943
Intangible assets	14,301	14,837
Other long-term assets	1,753	1,650
Total Assets	$80,506	$93,399

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,040	$18,769
Accrued expenses and other current liabilities	7,714	11,684
Current portion of deferred revenue	12,157	12,149
Current portion of capital lease obligations	1,158	982
Total current liabilities	36,069	43,584
Long-term portion of capital lease obligations	1,040	1,014
Long-term debt	5,000	5,000
Deferred revenue	3,957	3,917
Other long-term liabilities	410	235
Total Liabilities	46,476	53,750
Stockholders' Equity:
Common stock	325	316
Treasury stock	(1,547)	(1,547)
Additional paid-in capital	118,730	117,747
Accumulated deficit	(83,506)	(76,850)
Accumulated other comprehensive income (loss)	28	(17)
Total stockholders’ equity	34,030	39,649
Total Liabilities and Stockholders' Equity	$80,506	$93,399

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2017	2016

Revenue	$26,540	$30,260
Costs and operating expenses:
Cost of revenue (1)	12,562	12,972
Technology and development (1)(2)	7,298	5,873
Sales and marketing (2)	6,661	5,650
General and administrative (1)(2)	3,964	5,022
Depreciation and amortization	2,184	2,098
Total costs and operating expenses	32,669	31,615

Loss from operations	(6,129)	(1,355)

Other income	6	2
Interest expense	(87)	(68)
Loss before income taxes	(6,210)	(1,421)
Income tax provision	446	144
Net loss	$(6,656)	$(1,565)

Net loss per share:
Basic	$(0.21)	$(0.05)
Diluted	$(0.21)	$(0.05)

Weighted average shares used to compute net loss per share:
Basic	31,045,488	29,992,248
Diluted	31,045,488	29,992,248

Notes:
(1) Exclusive of depreciation shown separately.
(2) Includes stock-based compensation as follows:
	Three months ended
	March 31,
	2017	2016
Technology and development	$208	$241
Sales and marketing	168	223
General and administrative	271	273
	$647	$737

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(6,656)	$(1,565)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,184	2,098
Stock-based compensation expense	647	737
Provision for deferred income taxes	200	—
Increase in estimated value of contingent consideration	107	—
Change in operating assets and liabilities net of effect of acquisition:
Accounts receivable, net	10,151	2,883
Prepaid expenses and other assets	(342)	(1,039)
Accounts payable	(3,771)	2,252
Accrued expenses and other liabilities	(3,535)	(1,766)
Deferred revenue	48	248
Net cash (used in) provided by operating activities	(967)	3,848
Cash Flows from Investing Activities:
Acquisition	—	(2,500)
Purchases of property and equipment	(1,515)	(937)
Net cash used in investing activities	(1,515)	(3,437)
Cash Flows from Financing Activities:
Repayments on capital lease obligations	(319)	(386)
Proceeds from exercise of common stock options	308	10
Deferred acquisition payment	(567)	—
Net cash used in financing activities	(578)	(376)
Effect of exchange rate changes on cash and cash equivalents	6	16
Net (decrease) increase in Cash and Cash Equivalents	(3,054)	51
Cash and Cash Equivalents at beginning of period	14,315	15,697
Cash and Cash Equivalents at end of period	$11,261	$15,748

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended
	March 31,
	2017	2016

Reconciliation of Adjusted EBITDA:
Net loss	$(6,656)	$(1,565)
Provision for income taxes	446	144
Interest expense	87	68
Other income	(6)	(2)
Depreciation and amortization	2,184	2,098
Stock-based compensation expense	647	737
Adjusted EBITDA	$(3,298)	$1,480